David G. LeGrand, Attorney at Law

______________________________________

Tel. (702) 218-6736

Email: david@legrandlegal.com

3900 South Hualapai Way, Suite 128

Las Vegas, NV 89148

david@legrandlegal.com

JUNE 17, 2021

Securities and Exchange Commission

Re: Regulation A Offering of Common Shares (the “Shares”) of Solar Intermodal Corp. (“Solar”)

Ladies and Gentlemen:

We have been requested and authorized by Solar Intermodal Corp. to render this opinion in connection with its issuance of securities consisting of Common shares.

In order to render this opinion, we have also reviewed the following documents (the “Reviewed Documents”):

1.                  Solar’s Certificate of Incorporation filed with the Delaware Secretary of State On December 15, 2020 with an effective date as of January 1, 2021 as certified by the Delaware Secretary of State on April 22, 2021.

2.                  Solar’s Amendment to Articles of Incorporation filed with the Delaware Secretary of State on March 5, 2021, as certified by the Delaware Secretary of State on April 22, 2021.

3.	Certificate of Status for Solar from the Delaware Secretary of State dated April 22, 2021.
4.	Solar Board resolution authorizing the issuance of and sale of the Shares.
5.	The Bylaws of Solar.

Except for our review of the Reviewed Documents, we have not undertaken any independent examination of any fact or contract, agreement or other instrument that may have been executed by or may be binding on the Solar, nor have we conducted any searches of public records other than as expressly set forth herein. As to matters wherein our opinion is stated to be “to our knowledge”, “actual knowledge” or words of similar import, such knowledge does not include constructive knowledge or any information that we might have gained had we conducted further investigation.

Whenever a statement herein is qualified by the phrase “to our knowledge” or “known to us” or a similar phrase, we have, with your consent, advised you concerning only the current actual knowledge of the facts in the possession of those attorneys who are currently members of or associated with this firm and who have performed legal services on behalf of the Solar, and which knowledge we have recognized as being pertinent to the matters set forth herein.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all company records, documents, instruments and certificates submitted to us as originals and the conformity with the original company records, documents, instruments and certificates of all such records, documents, instruments and certificates submitted to me as copies. I have assumed that the Reviewed Documents were not executed or delivered under fraud, duress or mistake; provided, however, I am not aware of any facts which would cause us to believe such assumption to be incorrect; and that any photostatic copies or facsimiles of organizational documents provided to us were properly and timely filed with the governing jurisdiction.

Based on the foregoing and subject to the limitations, assumptions and exceptions expressed below, it is my opinion that:

Based on the foregoing, and qualified in the manner and to the extent set forth in this letter, I am of the opinion that:

1.                  Solar is a corporation validly existing and, based solely on the Certificate of Good Standing of Solar, in good standing under the laws of the State of Delaware and qualified to transact business and in good standing under the laws of the State of Delaware.

2.                  The Shares have been duly authorized by all necessary action on the part of Solar.

3.                  The Shares when issued for consideration shall be fully paid and non-assessable.

4.                  The opinions expressed herein are based upon the applicable laws, rules and regulations in effect and the facts in existence as of the date of this letter. In delivering this letter to you, we assume no obligation, and I advise you that I shall make no effort, to update the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise any addressee hereof or their respective counsel or their respective assignees of any facts, matters, transactions, events or occurrences taking place, and of which I may acquire knowledge, after the date of this letter, or of any change in any applicable laws or facts occurring after the date of this letter, which may affect the opinions set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

Very truly yours,

/s/ David G. LeGrand, Esq.